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                                                                      Exhibit 99
CoreStates Financial Corp
Broad and Chestnut Streets
PO Box 7558
Philadelphia PA 19101-7558


                                                                [CORESTATES LOGO
                                                                  APPEARS HERE]



Contact CoreStates: Gary Brooten or George Biechler, (215) 973-3546 Andersen Consulting: Roxanne Taylor, (212) 708-5106;
                              roxanne.taylor@ac.com

For Release   Immediately Upon Receipt

                    CORESTATES AND ANDERSEN CONSULTING FORM

                     10-YEAR STRATEGIC TECHNOLOGY ALLIANCE

      PHILADELPHIA, PA., October 30, 1997 -- CoreStates Financial Corp (NYSE:
CFL) and Andersen Consulting today formally announced the creation of a 10-year strategic technology alliance designed to help CoreStates expand its access to world-class technology skills and capabilities, grow revenue and achieve other key business objectives. The alliance takes effect October 31, 1997.

      "This alliance is a critical component of our strategic five-year business plan to create long-term value for our shareholders," said Terrence A. Larsen, CoreStates Chairman. "By teaming with Andersen Consulting, CoreStates gains access to the expertise and experience of a global technology leader, allowing CoreStates to concentrate on our core competency of delivering banking services to our customers locally and around the world."

      The alliance between CoreStates and Andersen Consulting comprises three major components: a program to develop new strategic technology applications; a business process management contract for applications development and maintenance; and a Year 2000 initiative, already well under way at CoreStates. Under the alliance, CoreStates will retain control over its technology strategy, direction, priorities and decision making, and Andersen Consulting will provide a broad range of technology consulting and support services.

      The overall goals of the strategic technology alliance are to: increase CoreStates' revenues by facilitating new product development; improve the speed

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and efficiency of bringing new products to market; create a flexible technology infrastructure that enables CoreStates to respond quickly to changing customer needs and to the overall business environment; enhance customer service quality; and improve CoreStates' return on its technology investment so that related cost savings can be reinvested in technology-based solutions for its customers.

      "Andersen Consulting and CoreStates have created an innovative alliance that will enable CoreStates to fulfill strategic objectives, not just address short-term tactical concerns," said Stephen A. James, managing partner of Andersen Consulting's Financial Services Global Market Unit. "In addition, CoreStates will gain broad access to Andersen Consulting's research and development initiatives in technology."

      The activities that Andersen Consulting will manage under the business process management portion of the alliance represent approximately 40 percent of CoreStates' current overall information technology operations. All CoreStates employees who are affected by this alliance have been offered comparable positions with either CoreStates or with Andersen Consulting.

      Under the Year 2000 initiative, which is designed to make all of CoreStates' information technology systems millennium-compliant, Andersen Consulting is assisting with program management and implementation support. Under the plan to create new strategic technology applications, CoreStates will gain increased flexibility, economy and scale in its technology capabilities around the world.

      "Our goal is to apply technology -- whether or not we develop it ourselves -- to best serve our customers in a way that sets us apart from the competition," said P. Sue Perrotty, executive vice president and chief information technology officer at CoreStates.

      Andersen Consulting's Financial Services Global Market Unit consists of more than 12,000 professionals who serve nearly 700 clients around the world through three industry segments: Banking, Insurance and Health Services. The Banking segment serves, among others, retail, investment and commercial banks;

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investment management firms; securities firms; depositories; and exchanges.  The
Insurance segment serves the property and casualty insurers and life insurers. The Health Services segment serves a wide range of health care providers, including HMOs.

      Andersen Consulting is a $5.3 billion global management and technology consulting organization whose mission is to help its clients change to be more successful. The organization works with clients from a wide range of industries to link their people, processes and technologies to their strategies. Andersen Consulting has nearly 49,000 people in 47 countries. Its home page address is http://www.ac.com.

      CoreStates Financial Corp is a Philadelphia-based bank holding company with assets of approximately $47.6 billion. The company markets broadly diversified financial products and services in the Middle Atlantic region and selected products and service worldwide. Its home page address is http://www.corestates.com.

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